Exhibit 99.1
Clear Channel Outdoor Holdings, Inc. Reports Results
for the Second Quarter of 2026
----------------
San Antonio, TX, August 5, 2026 – Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) (the “Company”) today reported financial results for the quarter ended June 30, 2026.
Pending Take-Private Merger:
On February 9, 2026, the Company entered into a definitive agreement (the “Merger Agreement”) to be acquired by an investor consortium comprised of affiliates and/or certain investment funds advised by Mubadala Capital (the “Merger”). Under the terms of the Merger Agreement, the consortium will acquire all outstanding shares of the Company’s common stock (subject to certain exceptions), with the Company’s common stockholders receiving $2.43 per share in cash.
On May 12, 2026, the Company’s stockholders approved the adoption of the Merger Agreement at a special meeting of stockholders. The Merger is expected to close by the end of the third quarter of 2026, subject to the satisfaction of remaining customary closing conditions, including receipt of regulatory approvals, such as review by the Committee on Foreign Investment in the United States. Upon consummation of the Merger, the Company’s common stock will no longer be listed for trading on any public market.
In light of the Merger, the Company will not host a public earnings conference call or webcast and is not providing financial guidance.
Completed Spain Business Disposition:
On August 4, 2026, the Company completed the sale of its business in Spain for a purchase price of approximately $132.3 million. Final net proceeds remain subject to certain customary post-closing adjustments and the payment of transaction-related fees and expenses. The Company intends to use the net proceeds to further reduce its outstanding debt, subject to the outcome of the Merger.
Financial Highlights:
Financial highlights for the second quarter of 2026 compared to the same period in 2025:

(In thousands)	Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
	2026	2025		2026	2025
Consolidated revenue	$438,040	$402,808	8.7%	$811,904	$736,988	10.2%
Income (loss) from continuing operations[1]	(10,002)	6,331	NM	(59,449)	(48,971)	21.4%
Consolidated net income (loss)[1,2]	(4,964)	10,649	NM	(52,958)	73,862	NM
Adjusted EBITDA[3]	143,432	128,558	11.6%	247,279	207,815	19.0%
AFFO[1,3]	44,941	27,817	61.6%	51,479	4,954	NM
1Percentage changes that are not meaningful have been designated as “NM.”
2Includes income from discontinued operations.
3This is a non-GAAP financial measure. See “Supplemental Disclosures” section herein for additional information.

Results:
Revenue:

(In thousands)	Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
	2026	2025		2026	2025
Revenue:
America	$324,316	$303,111	7.0%	$602,803	$557,304	8.2%
Airports	113,601	99,685	14.0%	208,827	179,668	16.2%
Other	123	12		274	16
Consolidated Revenue	$438,040	$402,808	8.7%	$811,904	$736,988	10.2%
Revenue for the second quarter of 2026 compared to the same period in 2025:
America: Revenue up 7.0%:
•Increased advertising activity associated with the 2026 FIFA World Cup
•Significant growth in the San Francisco/Bay Area market driven by continued demand from technology advertisers, as well as stronger performance across a broad base of other markets
•Higher print and digital billboard revenue, reflecting higher advertiser demand and new inventory; digital revenue up 7.2% to $122.0 million (from $113.8 million)
•National sales represented 33.9% of America revenue
Airports: Revenue up 14.0%:
•Increased advertising activity associated with the 2026 FIFA World Cup
•Strong performance at San Francisco International Airport driven by continued demand from technology advertisers
•Growth primarily driven by digital advertising sales; digital revenue up 15.6% to $73.4 million (from $63.5 million)
•National sales represented 57.8% of Airports revenue

Direct Operating and SG&A Expenses1:

(In thousands)	Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
	2026	2025		2026	2025
Direct operating and SG&A expenses:
America	$182,000	$175,510	3.7%	$355,962	$341,837	4.1%
Airports	83,745	75,338	11.2%	156,045	141,008	10.7%
Other	401	393		833	587
Consolidated Direct operating and SG&A expenses[2]	$266,146	$251,241	5.9%	$512,840	$483,432	6.1%
1“Direct operating and SG&A expenses” as presented throughout this earnings release refers to the sum of direct operating expenses and selling, general and administrative expenses.
2Includes restructuring and other costs of $0.1 million and $0.3 million during the three and six months ended June 30, 2026, respectively.
Direct operating and SG&A expenses for the second quarter of 2026 compared to the same period in 2025:
America: Direct operating and SG&A expenses up 3.7%:
•Higher employee compensation expense, reflecting increased incentive-based pay
•Site lease expense up 2.1% to $96.1 million (from $94.1 million), reflecting higher variable site lease costs associated with increased revenue
•Partially offset by lower payment processing fees
Airports: Direct operating and SG&A expenses up 11.2%:
•Site lease expense up 12.0% to $67.1 million (from $59.9 million), reflecting higher minimum guaranteed payments under certain contracts and the renewal contract with the Metropolitan Washington Airports Authority
Segment Adjusted EBITDA1:

(In thousands)	Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
	2026	2025		2026	2025
America Segment Adjusted EBITDA	$142,377	$127,601	11.6%	$247,079	$215,472	14.7%
Airports Segment Adjusted EBITDA	29,890	24,347	22.8%	52,816	38,660	36.6%
1Segment Adjusted EBITDA is a GAAP financial measure calculated as Revenue less Direct operating expenses and SG&A expenses, excluding restructuring and other costs. See “Supplemental Disclosures” section herein for additional information.
Corporate Expenses:

(In thousands)	Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
	2026	2025		2026	2025
Corporate expenses[1]	$36,581	$31,123	17.5%	$67,399	$50,903	32.4%
Adjusted Corporate expenses[2]	28,557	23,009	24.1%	52,057	45,746	13.8%
1Includes restructuring and other costs (reversals), net, of $0.1 million and $0.8 million during the three months ended June 30, 2026 and 2025, respectively, and $1.6 million and $(7.6) million during the six months ended June 30, 2026 and 2025, respectively.
2Adjusted Corporate expenses is a non-GAAP financial measure. See “Supplemental Disclosures” section herein for additional information, including a reconciliation of Corporate expenses to Adjusted Corporate expenses.
Corporate expenses increased 17.5% and Adjusted Corporate expenses increased 24.1% for the second quarter of 2026 compared to the same period in 2025, primarily reflecting higher employee compensation expense, including higher bonus and insurance benefit costs.

Capital Expenditures:

(In thousands)	Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
	2026	2025		2026	2025
Capital expenditures:
America	$13,754	$8,827	55.8%	$21,670	$18,646	16.2%
Airports	2,157	2,559	(15.7)%	5,891	4,793	22.9%
Other	—	40		31	52
Corporate	1,266	1,401	(9.6)%	2,143	2,567	(16.5)%
Consolidated capital expenditures	$17,177	$12,827	33.9%	$29,735	$26,058	14.1%
Markets and Displays:
As of June 30, 2026, we operated more than 64,500 print and digital out-of-home displays and had a presence in 83 U.S. Designated Market Areas (“DMAs”), including 43 of the top 50 U.S. markets.

	Net digital displays added (removed) in the second quarter	Total number of displays as of June 30, 2026
		Digital	Printed	Total
America[1]:
Billboards[2]	31	2,059	32,048	34,107
Other displays[3]	(5)	525	18,131	18,656
Airports[4]	10	2,561	9,197	11,758
Total displays	36	5,145	59,376	64,521
1As of June 30, 2026, our America segment had a presence in 28 U.S. DMAs.
2Billboards include bulletins, posters, spectaculars and wallscapes.
3Other displays include street furniture and transit displays.
4As of June 30, 2026, our Airports segment operated displays across a focused portfolio of more than 60 commercial airports, as well as a number of private airports, primarily in the U.S., with a limited presence in the Caribbean.

Liquidity and Financial Position:
Cash and Cash Equivalents:
As of June 30, 2026, we had $202.3 million of cash and cash equivalents, including $10.1 million held by discontinued operations in Spain and $5.5 million held by continuing operations subsidiaries outside the U.S.
The following table summarizes our consolidated cash flows for the six months ended June 30, 2026, including both continuing and discontinued operations:

(In thousands)	Six Months Ended June 30, 2026
Net cash provided by operating activities[1]	$47,840
Net cash used for investing activities[2]	(34,728)
Net cash used for financing activities	(20,989)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(958)
Net decrease in cash, cash equivalents and restricted cash	$(8,835)

Cash paid for interest	$205,848
Cash paid for income taxes, net of refunds	$997
1Includes payment of $12.2 million for transaction costs related to the Merger.
2Primarily includes $35.3 million of capital expenditures (including $5.6 million for discontinued operations).
Debt:
Based on our outstanding indebtedness as of June 30, 2026, we expect to pay approximately $197 million of cash interest during the second half of 2026 and approximately $394 million in 2027. These amounts reflect our capital structure as of June 30, 2026 and assume no debt prepayments, repurchases, refinancings or issuances. They do not reflect the impact of any financing transactions that may occur in connection with, upon or following the consummation of the pending Merger, or the potential application of the net proceeds from the sale of our business in Spain to reduce our outstanding indebtedness.
Our next significant debt maturities are currently in 2028, when $899.3 million of 7.750% Senior Notes and $425.0 million under our term loan facility become due. For additional details on our long-term debt, refer to Table 3 in this earnings release.
In connection with the pending Merger, we issued conditional notices of redemption for our outstanding 7.750% Senior Notes due 2028 and 7.500% Senior Notes due 2029, providing for their redemption upon satisfaction of the applicable conditions, including consummation of the Merger. We also amended the indentures governing our senior secured notes, the credit agreement governing our term loan and revolving credit facilities, and our receivables-based credit agreement to provide that the Merger will not constitute a change of control under such documents and to add or amend certain related defined terms. Upon consummation of the Merger, the amendment to our receivables-based credit agreement will, among other things, extend the maturity date to five years from the effective date of the amendment and increase the revolving credit commitments from $200.0 million to $250.0 million.

TABLE 1 - Financial Highlights of Clear Channel Outdoor Holdings, Inc. and its Subsidiaries:

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue	$438,040	$402,808	$811,904	$736,988
Operating expenses:
Direct operating expenses	196,178	185,530	376,280	354,059
Selling, general and administrative expenses	69,968	65,711	136,560	129,373
Corporate expenses	36,581	31,123	67,399	50,903
Depreciation and amortization	41,246	43,335	82,769	86,339
Other operating expense (income), net[1]	5,011	(315)	20,357	(6,100)
Operating income	89,056	77,424	128,539	122,414
Interest expense, net	(99,027)	(96,026)	(197,525)	(195,387)
Gain on extinguishment of debt[2]	—	28,796	—	28,796
Other income, net	268	663	1,009	912
Income (loss) from continuing operations before income taxes	(9,703)	10,857	(67,977)	(43,265)
Income tax benefit (expense) attributable to continuing operations	(299)	(4,526)	8,528	(5,706)
Income (loss) from continuing operations	(10,002)	6,331	(59,449)	(48,971)
Income from discontinued operations[3]	5,038	4,318	6,491	122,833
Consolidated net income (loss)	(4,964)	10,649	(52,958)	73,862
Less: Net income attributable to noncontrolling interests	359	1,129	959	1,833
Net income (loss) attributable to the Company	$(5,323)	$9,520	$(53,917)	$72,029
1Other operating expense (income), net, for the three and six months ended June 30, 2026 includes transaction costs of $4.4 million and $20.2 million, respectively, primarily associated with the pending Merger.
2During the three and six months ended June 30, 2025, we recognized a gain on extinguishment of debt of $28.8 million related to the repurchase of a portion of our senior unsecured notes in open-market transactions at a discount.
3Income from discontinued operations for the six months ended June 30, 2025 includes a net gain of $132.0 million related to sold and held-for-sale businesses, primarily from the sale of our former Latin American businesses and Europe-North segment, partially offset by a loss related to our former business in Brazil.
Weighted Average Shares Outstanding

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Weighted average common shares outstanding – Basic	508,993	496,792	503,770	493,580
Weighted average common shares outstanding – Diluted	508,993	498,401	503,770	493,580

TABLE 2 - Selected Balance Sheet Information:

(In thousands)	June 30, 2026	December 31, 2025
Cash and cash equivalents	$192,138	$190,022
Total current assets[1]	772,520	793,194
Property, plant and equipment, net	428,572	441,823
Total assets[1]	3,763,081	3,828,875
Current liabilities (excluding current portion of long-term debt)[2]	615,573	617,782
Long-term debt (including current portion of long-term debt)	5,107,629	5,102,993
Stockholders’ deficit	(3,457,119)	(3,394,368)
1Total current assets and total assets include assets of discontinued operations of $187.3 million and $202.7 million as of June 30, 2026 and December 31, 2025, respectively.
2Current liabilities include liabilities of discontinued operations of $90.3 million and $99.3 million as of June 30, 2026 and December 31, 2025, respectively.
TABLE 3 - Total Debt:

(In thousands)	Maturity	June 30, 2026	December 31, 2025
Receivables-Based Credit Facility[1]	June 2030	$—	$—
Revolving Credit Facility[2]	June 2030	—	—
Term Loan Facility	August 2028	425,000	425,000
Clear Channel Outdoor Holdings 7.875% Senior Secured Notes	April 2030	865,000	865,000
Clear Channel Outdoor Holdings 7.125% Senior Secured Notes	February 2031	1,150,000	1,150,000
Clear Channel Outdoor Holdings 7.500% Senior Secured Notes	March 2033	900,000	900,000
Clear Channel Outdoor Holdings 7.750% Senior Notes	April 2028	899,311	899,311
Clear Channel Outdoor Holdings 7.500% Senior Notes	June 2029	905,950	905,950
Finance leases		3,489	3,636
Original issue discount		(2,967)	(3,605)
Long-term debt fees		(38,154)	(42,299)
Total debt		5,107,629	5,102,993
Less: Cash and cash equivalents		(192,138)	(190,022)
Net debt		$4,915,491	$4,912,971
1As of June 30, 2026, we had $87.6 million of letters of credit outstanding and $112.4 million of excess availability under the receivables-based credit facility.
2As of June 30, 2026, we had a $7.0 million letter of credit outstanding related to our former business in Spain and $93.0 million of excess availability under the revolving credit facility. On August 4, 2026, we completed the sale of this business, and the related letter of credit was canceled.
Supplemental Disclosures:
Reportable Segments and Segment Adjusted EBITDA
The Company operates two reportable segments: America (which includes our U.S. roadside billboard and street furniture advertising operations) and Airports (which includes our U.S. and Caribbean airport advertising operations), with remaining operations in Singapore reported as “Other.”

Segment Adjusted EBITDA is the profitability metric reported to the Company's Chief Operating Decision Maker (the Company’s President and Chief Executive Officer) for purposes of allocating resources and assessing segment performance. As such, it is the measure of segment profit for the Company under U.S. generally accepted accounting principles (“GAAP”). Segment Adjusted EBITDA is calculated as revenue less direct operating expenses and selling, general and administrative expenses, excluding restructuring and other costs. Restructuring and other costs include costs associated with cost-saving initiatives such as severance, consulting and termination costs, and other special costs.
Non-GAAP Financial Information
This earnings release includes information that does not conform to GAAP, including Adjusted EBITDA, Adjusted Corporate expenses, Funds From Operations (“FFO”) and Adjusted Funds From Operations (“AFFO”). The Company believes these non-GAAP measures provide investors with useful insights into its operating performance, particularly when comparing the Company to other out-of-home advertisers, as these measures are widely used within the industry. Please refer to the reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures below.
The Company defines and uses these non-GAAP measures as follows:
•Adjusted EBITDA is defined as income (loss) from continuing operations, plus: income tax expense (benefit) attributable to continuing operations; non-operating expenses (income), including interest expense, net, and other expense (income), net; other operating expense (income), net; depreciation, amortization and impairment charges; share-based compensation expense; and restructuring and other costs, which include costs associated with cost-saving initiatives such as severance, consulting and termination costs, and other special costs.
The Company uses Adjusted EBITDA to plan and forecast for future periods and as a key performance measure for executive compensation. The Company believes Adjusted EBITDA allows investors to assess the Company’s performance in a way that is consistent with management’s approach and facilitates comparisons to other companies with different capital structures or tax rates. Additionally, the Company believes Adjusted EBITDA is commonly used by investors, analysts and peers in the industry for valuation and performance comparisons.
•Adjusted Corporate expenses is defined as corporate expenses excluding share-based compensation and restructuring and other costs. The Company uses Adjusted Corporate expenses to evaluate core corporate spending and for planning and forecasting purposes.
•FFO is defined in accordance with the National Association of Real Estate Investment Trusts (“Nareit”) as consolidated net income (loss) before: depreciation, amortization and impairment of real estate; gains or losses from the disposition of real estate; and adjustments to eliminate unconsolidated affiliates and noncontrolling interests.
•AFFO is defined as FFO excluding discontinued operations and before adjustments for continuing operations, including: maintenance capital expenditures; straight-line rent effects; depreciation, amortization and impairment of non-real estate; amortization of deferred financing costs and note discounts; share-based compensation; deferred income taxes; restructuring and other costs; transaction costs; and other items, such as adjustments for unconsolidated affiliates and noncontrolling interests and gains or losses from the disposition of non-real estate.
Although the Company is not a Real Estate Investment Trust (“REIT”), it competes directly with REITs that present the non-GAAP measures of FFO and AFFO. Therefore, the Company believes that presenting these measures helps investors evaluate its performance on the same terms as its direct competitors. The Company calculates FFO in accordance with Nareit’s definition, which does not restrict its use to REITs. Additionally, the Company believes FFO and AFFO are already commonly used by investors, analysts and competitors in the industry for valuation and performance comparisons.
The Company does not use, and you should not use, FFO and AFFO as indicators of the Company’s ability to fund its cash needs, pay dividends or make other distributions. Since the Company is not a REIT, it has no obligation to pay dividends and does not intend to do so in the foreseeable future. Moreover, the presentation of these measures should not be construed as an indication that the Company is currently in a position to convert into a REIT.
These non-GAAP financial measures should not be considered in isolation or as substitutes for the most directly comparable GAAP measures as an indicator of operating performance or the Company’s ability to fund its cash needs. In addition, these measures may not be comparable to similarly named measures presented by other companies.
See reconciliations of income (loss) from continuing operations to Adjusted EBITDA, corporate expenses to Adjusted Corporate expenses, and consolidated net income (loss) to FFO and AFFO in the tables below.
This information should be read in conjunction with the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, available on the Investor Relations page of the Company’s website at investor.clearchannel.com.

Reconciliation of Income (Loss) from Continuing Operations to Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2026	2025	2026	2025
Income (loss) from continuing operations	$(10,002)	$6,331	$(59,449)	$(48,971)
Adjustments:
Income tax expense (benefit) attributable to continuing operations	299	4,526	(8,528)	5,706
Other income, net	(268)	(663)	(1,009)	(912)
Gain on extinguishment of debt	—	(28,796)	—	(28,796)
Interest expense, net	99,027	96,026	197,525	195,387
Other operating expense (income), net	5,011	(315)	20,357	(6,100)
Depreciation and amortization	41,246	43,335	82,769	86,339
Share-based compensation	7,942	7,359	13,788	12,783
Restructuring and other costs (reversals), net[1]	177	755	1,826	(7,621)
Adjusted EBITDA	$143,432	$128,558	$247,279	$207,815
1Restructuring and other costs (reversals), net, for the six months ended June 30, 2025 includes $10.1 million in insurance proceeds related to the ongoing process to recover certain amounts previously incurred in connection with a resolved legal matter.
Reconciliation of Corporate Expenses to Adjusted Corporate Expenses

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2026	2025	2026	2025
Corporate expenses	$36,581	$31,123	$67,399	$50,903
Less adjustments:
Share-based compensation	7,942	7,359	13,788	12,783
Restructuring and other costs (reversals), net[1]	82	755	1,554	(7,626)
Adjusted Corporate expenses	$28,557	$23,009	$52,057	$45,746
1Restructuring and other costs (reversals), net, for the six months ended June 30, 2025 includes $10.1 million in insurance proceeds related to the ongoing process to recover certain amounts previously incurred in connection with a resolved legal matter.

Reconciliation of Consolidated Net Income (Loss) to FFO and AFFO

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2026	2025	2026	2025
Consolidated net income (loss)	$(4,964)	$10,649	$(52,958)	$73,862
Depreciation and amortization of real estate	36,546	38,739	73,367	77,133
Net loss (gain) on disposition of real estate (excludes condemnation proceeds)[1]	2,313	882	2,834	(137,541)
Adjustment for unconsolidated affiliates and noncontrolling interests	(1,322)	(1,790)	(2,226)	(2,905)
Funds From Operations (FFO)	32,573	48,480	21,017	10,549
Less: FFO from discontinued operations	5,431	5,374	6,503	(14,277)
FFO from continuing operations	27,142	43,106	14,514	24,826
Capital expenditures–maintenance	(4,312)	(6,110)	(6,989)	(10,611)
Straight-line rent effect	1,041	(623)	2,624	(2,712)
Depreciation and amortization of non-real estate	4,700	4,596	9,402	9,206
Gain on extinguishment of debt[2]	—	(28,796)	—	(28,796)
Amortization of deferred financing costs and note discounts	2,506	2,355	4,968	4,722
Share-based compensation	7,942	7,359	13,788	12,783
Deferred income taxes	(727)	3,245	(10,688)	3,209
Restructuring and other costs (reversals), net[3]	177	755	1,826	(7,621)
Transaction costs[4]	4,412	140	20,174	736
Other items, net	2,060	1,790	1,860	(788)
Adjusted Funds From Operations (AFFO)	$44,941	$27,817	$51,479	$4,954
1Net gain on disposition of real estate for the six months ended June 30, 2025 includes a net gain of $132.0 million related to sold and held-for-sale businesses, primarily from the sale of our former Latin American businesses and Europe-North segment, partially offset by a loss related to our former business in Brazil.
2During the three and six months ended June 30, 2025, we recognized a gain on extinguishment of debt of $28.8 million related to the repurchase of a portion of our senior unsecured notes in open-market transactions at a discount.
3Restructuring and other costs (reversals), net, for the six months ended June 30, 2025 includes $10.1 million in insurance proceeds related to the ongoing process to recover certain amounts previously incurred in connection with a resolved legal matter.
4Transaction costs for the three and six months ended June 30, 2026 primarily include transaction costs related to the Merger, while transaction costs for the three and six months ended June 30, 2025 were related to structural initiatives and financial advisory services.
About Clear Channel Outdoor Holdings, Inc.
Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) is at the forefront of driving innovation in the out-of-home advertising industry. Our dynamic advertising platform is broadening the pool of advertisers using our medium through the expansion of digital billboards and displays and the integration of data analytics and programmatic capabilities that deliver measurable campaigns that are simpler to buy. By leveraging the scale, reach and flexibility of our diverse portfolio of assets, we connect advertisers with millions of consumers every month.
For further information, please contact:
Laura Kiernan
Vice President of Investor Relations
(914) 598-7733
InvestorRelations@clearchannel.com

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this earnings release are considered “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Clear Channel Outdoor Holdings, Inc. and its subsidiaries (the “Company”) to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Words such as “will,” “intend,” “expect,” “estimate,” “believe,” “plan,” “anticipate,” “may,” “could” and similar terms are used to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements, including, but not limited to: statements regarding the Merger, any expected timetable for completing the Merger (including whether the Merger is consummated in a timely manner or at all), and the expected benefits of the Merger; our business plans and strategies and the expected benefits of business initiatives; the effects of geopolitical developments and tariffs on the macroeconomic environment; expectations regarding the use of net proceeds from the sale of our former business in Spain; expectations about certain markets and potential improvements; industry and market trends; expectations surrounding our cash flow and liquidity; and our ability to retain new and existing customers and maintain bookings. These statements are not guarantees of future performance and are subject to risks and uncertainties, some of which are beyond our control and difficult to predict.
Various risks that could cause actual results to differ from those expressed by the forward-looking statements included in this earnings release include, but are not limited to: uncertainties associated with the proposed Merger, including the failure to consummate the Merger in a timely manner or at all; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, including circumstances requiring us to pay a termination fee pursuant to the Merger Agreement; failure to satisfy the conditions precedent to consummate the Merger, including obtaining required regulatory approvals; the risk that restrictions on the operation of our business during the pendency of the Merger may impact our ability to pursue certain business opportunities or strategic transactions or undertake certain actions we might otherwise have taken; litigation relating to, or other unexpected costs resulting from, the Merger; continued economic uncertainty, an economic slowdown or recession, or other macroeconomic factors, including as a result of geopolitical developments, including in the Middle East, increased tariffs and retaliatory trade regulations and policies; our ability to service our debt obligations and to fund our operations and capital expenditures; the impact of our substantial indebtedness; the difficulty, cost and time required to implement our strategy, and the fact that we may not realize the anticipated benefits therefrom fully or at all; our ability to obtain and renew key contracts with municipalities, transit authorities and private landlords and on favorable terms; competition; regulations, consumer concerns and other challenges regarding privacy, digital services, data protection, cybersecurity and the use of artificial intelligence; a breach of our information security measures; legislative or regulatory requirements; restrictions on out-of-home advertising of certain products; environmental, health, safety and land use laws and regulations, as well as various actual and proposed changes to sustainability laws and regulations; the impact of strategic transactions that we have pursued in the past and may, if we do not consummate the Merger, pursue in the future; third-party claims or actions against us or our suppliers; volatility of our stock price; the impacts on our stock price as a result of future sales of common stock if we remain a public company, or the perception thereof, and dilution resulting from additional capital raised through the sale of our common stock or other equity-linked instruments; our ability to continue to comply with the applicable listing standards of the New York Stock Exchange if the Merger is not consummated and we remain a public company; the restrictions contained in the agreements governing our indebtedness limiting our flexibility in operating our business; the effect of credit ratings downgrades; our dependence on our senior management team and other key individuals and any failure to retain them in light of the Merger; continued scrutiny and changing expectations from government regulators, municipalities, investors, lenders, customers, activists and other stakeholders; and other factors set forth in our filings with the Securities and Exchange Commission (“SEC”). You should not place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this earnings release. For a more comprehensive discussion of risks, refer to “Item 1A. Risk Factors” of the Company’s reports filed with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2025. The Company does not undertake any obligation to update or revise any forward-looking statements because of new information, future events or otherwise, except as required by law.